UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2010
Lorillard, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34097	13-1911176

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

714 Green Valley Road Greensboro, North Carolina	24708-7018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (336) 335-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 25, 2010, the Board of Directors of Lorillard, Inc. adopted the Amended and Restated By-Laws of Lorillard, Inc. (the “Amended By-Laws”), effective as of that date, to provide for the role of a lead independent director in the event the Chairman of the Board was not an independent director. Previously, the By-Laws did not provide for the role of a lead independent director in the event the Chairman of the Board was not an independent director. Section 13 of Article III of the Amended By-Laws provides for the position of lead independent director, which will, among other things, serve as the liaison between the Chairman of the Board of Directors and the independent directors; preside over all executive sessions of the independent directors; in the absence of the Chairman, serve as chairman at the meetings of the Board of Directors; establish the agenda for the executive sessions of the independent directors; with the Chairman of the Board of Directors and the Secretary, establish the agenda for regular Board meetings; coordinate with the committee chairs regarding committee agenda and information requirements; and preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed or the performance of the Board of Directors is presented or discussed. Certain conforming amendments were made to other sections of Articles III and IV of the Amended By-Laws to effect these amendments. The foregoing summary of the changes in the Amended By-Laws is qualified in its entirety by reference to the full text of the Amended By-Laws, a copy of which is filed herewith and incorporated herein as Exhibit 3.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
3.1	Amended and Restated By-Laws of Lorillard, Inc. as of February 25, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORILLARD, INC. (Registrant)
By:	/s/ David H. Taylor
David H. Taylor
Executive Vice President, Finance and Planning and Chief Financial Officer

Dated: March 2, 2010